As filed with the Securities and Exchange Commission on October 17, 2018

Registration No. 333-126420

Registration No. 333-155340

Registration No. 333-167195

Registration No. 333-179451

Registration No. 333-194318

Registration No. 333-218458

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

Form S-8 Registration Statement 333-126420

Form S-8 Registration Statement 333-155340

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement 333-167195

Form S-8 Registration Statement 333-179451

Form S-8 Registration Statement 333-194318

Form S-8 Registration Statement 333-218458

UNDER

THE SECURITIES ACT OF 1933

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1558674
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14101 Capital Boulevard Youngsville, NC	27596
(Address of Principal Executive Offices)	(Zip Code)

Inducement Restricted Stock Unit Award Agreement with Mark Staton

Xerium Technologies, Inc. 2010 Equity Incentive Plan

Inducement Restricted Stock Unit Award to Harold C. Bevis

Inducement Stock Option Award to Harold C. Bevis

Xerium Technologies, Inc. 2005 Equity Incentive Plan

(Full titles of the plans)

Phillip B. Kennedy

Executive Vice President, General Counsel & Secretary

Xerium Technologies, Inc.

14101 Capital Boulevard

Youngsville, North Carolina 27596

(919) 526-1414

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Latham & Watkins LLP

555 11th Street, NW, Suite 1000

Washington, DC 20004

Attn: William P. O’Neill

Kilpatrick Townsend & Stockton, LLP

1100 Peachtree Street, Suite 2800

Atlanta, Georgia 30309-4528

Attn: W. Benjamin Barkley

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements of Xerium Technologies, Inc. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement on Form S-8 (No. 333-126420), which was filed with the Securities and Exchange Commission (the “SEC”) on July 6, 2005 and amended on May 28, 2010, registering 125,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), for issuance under the Registrant’s 2005 Equity Incentive Plan;

•

Registration Statement on Form S-8 (No. 333-155340), which was filed with the SEC on November 13, 2008 and amended on May 28, 2010, registering 250,000 shares of Common Stock for issuance under the Registrant’s 2005 Equity Incentive Plan;

•

Registration Statement on Form S-8 (No. 333-167195), which was filed with the SEC on May 28, 2010, registering 463,525 shares of Common Stock for issuance under the Registrant’s 2010 Equity Incentive Plan;

•

Registration Statement on Form S-8 (No. 333-179451), which was filed with the SEC on February 9, 2012, registering 450,000 shares of Common Stock for issuance under the Registrant’s 2010 Equity Incentive Plan;

•

Registration Statement on Form S-8 (No. 333-194318), which was filed with the SEC on March 4, 2014, registering (i) 750,000 shares of Common Stock for issuance under the Registrant’s 2010 Equity Incentive Plan and (ii) shares of Common Stock for issuance in connection with the awards to Harold C. Bevis of (a) 204,208 restricted stock units and (b) options to purchase 781,701 shares of Common Stock; and

•

Registration Statement on Form S-8 (No. 333-218458), which was filed with the SEC on June 2, 2017, registering 600,000 shares of Common Stock for issuance in connection with the Inducement Restricted Stock Unit Award Agreement with Mark Staton.

On October 17, 2018, the Registrant completed the merger contemplated by the Agreement and Plan of Merger, dated as of June 24, 2018 (the “Merger Agreement”), with Andritz AG, a joint stock corporation organized under the laws of Austria with its seat at Graz, Austria (“Parent”), and XYZ Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Subsidiary”). Pursuant to the Merger Agreement, Merger Subsidiary merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding share of Common Stock (other than any shares owned by the Registrant and its subsidiaries or Parent and its subsidiaries (including Merger Subsidiary) or any dissenting shares) was automatically converted into the right to receive $13.50 in cash, without interest.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements. The Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities of the Registrant registered for sale under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Youngsville, State of North Carolina, on October 17, 2018.

XERIUM TECHNOLOGIES, INC.

By:	/s/ Phillip B. Kennedy
Phillip B. Kennedy
(pursuant to Rule 478 under the Securities Act)